                                                                EXHIBIT 99.2
                                     FORM OF
                         STOCK OPTION EXCHANGE AGREEMENT

___________________________, Optionee
Number of FSA Shares:________________
Grant Date: October 1, 1995

                  AGREEMENT made as of the 30th day of August 1996, by and between McAfee Associates, Inc. ("McAfee "), a Delaware corporation, and ___________ ("Optionee").

                  WHEREAS, Optionee is the holder of an outstanding option (an "FSA Option") to purchase Class A Shares ("Common Shares") of FSA Corporation ("FSA"), an Alberta corporation, which were granted to Optionee by FSA pursuant to an option agreement (the "FSA Option").

                  WHEREAS, McAfee, through its subsidiary, desires to acquire an acquisition interest in FSA pursuant to a transaction (the "Combination") in accordance with the terms of a Combination Agreement between McAfee and FSA, dated as of August 16, 1996 (the "Combination Agreement").

                  WHEREAS, the terms of the Combination Agreement require that at the Effective Time McAfee and Optionee shall enter into this agreement evidencing such option exchange (the "Exchange Agreement"), and McAfee shall provide the Optionee with the appropriate stock option agreement evidencing such New Option.

                  WHEREAS, pursuant to the terms of the Combination Agreement, each FSA Option outstanding immediately prior to the consummation of the Combination transaction (the "Effective Time") shall be exchanged for an option (the "New Option") to purchase that number of shares of Common Stock of McAfee determined by multiplying the number of FSA Common Shares subject to such FSA Option by .355932 (the "Exchange Ratio").

                  WHEREAS, each New Option shall be exercisable for whole shares of McAfee Common Stock. If the Exchange Ratio calculation would otherwise result in an exchanged FSA Option exercisable for a fraction of a share of McAfee Common Stock, then the number of shares of McAfee Common stock subject to the New Option shall be rounded down to the nearest whole number of shares.

                  WHEREAS, the per share exercise price for the New Option will be equal to the quotient obtained by dividing the per share exercise price of the FSA Option exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                  WHEREAS, the intent of such adjustments is to ensure that the spread between the aggregate fair market value of the McAfee Common Stock purchasable under each New Option and the aggregate exercise price as adjusted hereunder will, as of the Effective Time, be equal to the spread which existed immediately prior to the Effective Time between the then aggregate fair market value of the FSA Shares subject to the FSA Option and the aggregate exercise price in effect at such time under the FSA Option.

                  WHEREAS, this Exchange Agreement is to be effective immediately following the Effective Time of the Combination.


                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. Optionee hereby represents that he or she is, as of this date, the holder of the option to purchase the number of FSA Common Shares indicated below at the exercise price per share set forth below. McAfee hereby exchanges, as of the Effective Time, the Optionee's outstanding FSA Option for a New Option and hereby agrees to issue up to the number of shares of McAfee Common Stock indicated below for each such exchanged FSA Option upon (i) exercise of the New Option in accordance with the provisions of the New Option and (ii) payment of the adjusted exercise price per share set forth below.

           FSA                                       MCAFEE
       STOCK OPTION                              EXCHANGED OPTION

Number of FSA                       Number of Shares of
 Common        Exercise             McAfee Common                   Exercise
 Shares        Price/Share          Stock                           Price/Share



                  2. The following provisions shall govern each New Option:

                     (i) The term, exercisability, vesting schedule, and all other terms and conditions of the New Option shall remain the same as set forth in the FSA Option applicable to such option. Thus, the vesting schedule in the New Option shall reflect the acceleration of vesting provided in Section 5 of the FSA Option.

                     (ii) Continuous employment with FSA shall be credited to an Optionee for purposes of determining the number of shares of McAfee Common Stock subject to exercise under the New Option after the Effective Time.

                     (iii) To the extent that the FSA Option applicable to each New Option does not address a specific term, each New Option shall be governed by its own terms.

                  3. This Exchange Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of McAfee and the executors, administrators, heirs and legatees of the Optionee's estate.

                  4. This Exchange Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  5. This Exchange Agreement is to be effective immediately following the Effective Time of the Combination.

                  IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first set forth above.


                                       McAfee Associates, Inc.

                                       By__________________________________


                  The undersigned acknowledges receipt of the foregoing Stock Option Exchange Agreement and understands that all rights and liabilities with respect to the New Option are as set forth in the FSA Option, the McAfee stock option agreement and this Exchange Agreement.

                                       _________________________________________
                                       Optionee:


                                       3